Item 9.01   Financial Statements and Exhibits

IMPORTANT NOTICE

To the Directors and Executive Officers of Whitney Holding Corporation
In connection with the
Whitney National Bank Savings Plus Plan

As a consequence of the conversion of the WHC Stock Fund in the Whitney National Bank Savings Plus Plan (the “Plan”) into the Hancock Stock Fund, the Plan Administrator of the Plan will temporarily suspend the ability of all Plan participants invested in the WHC Stock Fund on April 28, 2011 at 4:00 p.m. Eastern time to direct or diversify amounts invested in the WHC Stock Fund or take loans or other withdrawals from the Plan.  This temporary suspension is referred to as a “Plan Blackout Period.”  If you are a participant in the Plan, you should have already received a notice from the Human Resources Department and Fidelity Investments informing you of the Plan Blackout Period that is scheduled to begin at 4:00 p.m. Eastern time on April 28, 2011, and end the week of May 8, 2011.

Whitney Holding Corporation (the “Company”) is required to provide this notice to you in order to comply with Section 306(a) of the Sarbanes-Oxley Act of 2002 (the “Act”), which applies to executive officers and directors of the Company.  The purpose of this notice is to inform you that  pursuant to Section 306(a) of the Act and Securities and Exchange Commission Regulation BTR (Blackout Trading Restriction), as a director or executive officer of the Company, you are prohibited from purchasing, selling or otherwise acquiring or transferring any Whitney Holding Corporation common stock (“Whitney Stock”) during the Plan Blackout Period if the Whitney Stock was acquired in connection with your service or employment as a director or executive officer of the Company (the “Trading Prohibition”).  The Trading Prohibition does not apply to the disposition of your Whitney Stock in connection with merger with Hancock Holding Company that will occur automatically at the time of the merger.

During the Plan Blackout Period you may not:

•	acquire Whitney Stock if the acquisition is in connection with service or employment as a director or executive officer of the Company; or

•	dispose of Whitney Stock if the disposition involves Whitney Stock acquired in connection with service or employment as a director or executive officer of the Company.

In addition, if you become a director or executive officer of Hancock Holding Company or any of its subsidiaries in connection with or following the merger and, in the transaction receive common stock of Hancock Holding Company (“Hancock Stock”), those shares of Hancock Stock will be considered acquired in connection with your service or employment as a director or executive officer of the Company and subject to the Trading Prohibition to the extent that they are received in respect of Whitney Stock that was previously acquired in connection with your service or employment as a director or executive officer of the Company or any of its subsidiaries.

The Plan Blackout Period is expected to begin at 4:00 p.m. Eastern time on April 28, 2011 and end the week of May 8, 2011.   The Trading Prohibition will begin on the same date and will apply until the end of the Plan Blackout Period.  If you have questions specific to the dates of the Plan Blackout Period, you should call Fidelity Investments at 1-800-835-5095 between 9:00 a.m. and 5:00 p.m. Eastern time.  The Plan Blackout Period is expected to last between 5 and 10 days.

During the Plan Blackout Period, if you participate in the Plan you will not be able to request loans or other withdrawals, however, you will continue to be able to direct the investment of your investment funds (excluding the WHC Stock Fund), including making changes between the other investment options.

If you have any questions regarding this notice, you should contact Craig Bullock, Senior Vice President and Director of Human Resources at (504) 586-3667 or cbullock@whitneybank.com.